Exhibit 99.1

Processa Pharmaceuticals Regains Compliance with Nasdaq Minimum Bid Price Rule

HANOVER, MD, February 6, 2024 (GLOBE NEWSWIRE) — Processa Pharmaceuticals, Inc. (Nasdaq: PCSA) (“Processa” or the “Company”), a clinical-stage pharmaceutical company focused on developing the next generation of chemotherapeutic drugs to improve the efficacy and safety for more patients suffering from cancer, announces it has received notice from The Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that it has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) (the “Rule”) for continued listing on the Nasdaq Market and that the matter is now closed.

To regain compliance with the Rule, the Company’s ordinary shares were required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive business days, which was achieved on February 2, 2024.

About Processa Pharmaceuticals, Inc.

Processa is a clinical stage pharmaceutical company focused on developing the Next Generation Chemotherapy (NGC) drugs to improve the safety and efficacy of cancer treatment. By combining Processa’s novel oncology pipeline with proven cancer-killing active molecules and Processa’s Regulatory Science Approach as well as experience in defining Optimal Dosage Regimens for FDA approvals, Processa not only will be providing better therapy options to cancer patients but also increase the probability of FDA approval for its Next Generation Chemotherapy (NGC) drugs following an efficient path to approval. The Company’s approach to drug development, based on more than 30 years of drug development experience, uses its proven Regulatory Science Approach, including the determination of the Optimal Dosage Regimen using the principles of the FDA’s Project Optimus Oncology initiative. Processa’s NGC drugs are modifications of existing FDA-approved oncology drugs resulting in an alteration of the metabolism and/or distribution of these FDA-approved drugs while maintaining the existing mechanisms of killing the cancer cells. The advantages of Processa’s NGCs are expected to include fewer patients experiencing side effects that lead to dose discontinuation, more significant cancer response, and a greater number of patients — over 250,000 patients treated each year for each drug — who will benefit from each NGC drug. Currently under development are three next generation chemotherapy oncology treatments: Next Generation Capecitabine (PCS6422 and capecitabine to treat breast, metastatic colorectal, gastrointestinal, pancreatic, and other cancers), Next Generation Gemcitabine (PCS3117 to treat pancreatic, lung, ovarian, breast, and other cancers), and Next Generation Irinotecan (PCS11T to treat lung, colorectal, gastrointestinal, pancreatic, and other cancers).

For more information, visit our website at www.processapharma.com.

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Processa Pharmaceuticals with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

For More Information:

Investors:

Bret Shapiro

CORE IR

ir@processapharma.com

Company Contact:

Patrick Lin

(925) 683-3218

plin@processapharma.com